701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

Exhibit 99.1

Lakeland Industries Inc. Reports Material Developments

RONKONKOMA, NY – March 11, 2013-- Lakeland Industries, Inc. (the “Company”) (NASDAQ: LAKE), a leading global manufacturer of industrial protective clothing for industry, municipalities, healthcare and to first responders on the federal, state and local levels, today announced it is reporting several material developments.

•	Lower than expected sales in Brazil for the quarter ended January 31, 2013 resulting in anticipated operating loss in Brazil
•	$11.5 million goodwill impairment charge in Brazil
•	Potential default on bank line of credit with TD Bank

Lower than expected sales in the quarter ended January 31, 2013 in Brazil will likely result in an operating loss from Brazil in such quarter.

In view of the recent operating losses incurred by Lakeland Brazil, management determined that the carrying amount of the goodwill related to our Brazil subsidiary exceeded its fair value, which was estimated based on the present value of expected future cash inflows. Accordingly, the Company has recorded an impairment charge at year end against the Goodwill and Intangible assets relating to its Lakeland Brazil subsidiary of $9.8 million.

Based on the available objective evidence, including the Company’s history of losses in Brazil, Management believes it is more likely than not that the net deferred tax assets related to Income taxes in Brazil only will not be fully realizable. Accordingly, the Company provided for a full valuation allowance of $1.5 million against its net deferred tax assets in Brazil at January 31, 2013. The combined charge will be $11.5 million and the net effect on stockholder equity will be $9.7 million, net of the $1.8 million reclassification from Other Comprehensive Income to reflect the cumulative adjustments previously made resulting from exchange rate differences. It is important to note that this is a write-down of intangible assets, as required by accounting rules, and has no effect on company operations or tangible assets.

Management is planning several steps to strengthen its sales effort in Brazil by reorganizing the current sales force to focus less on very large government contracts, and seeking new sales partners and distributors. Our Brazilian Organization is restructuring to decrease costs and better service private industry, for which individual bids tend to be smaller but more regular.

Such losses and impairment charge will potentially result in the company’s being in default with its TD Bank facility, however we are currently in discussions with TD Bank about resolution of these matters.

With the exception of Brazil, company-wide revenue continues to improve, with very strong revenue growth in most overseas markets, and a continued rebound in the United States from the loss of DuPont products in FY2012 that has seen strong growth achieved year over year in sales of Lakeland branded products.

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Contacts:

Lakeland Industries

631-981-9700

Christopher Ryan, CJRyan@lakeland.com

Gary Pokrassa, GAPokrassa@lakeland.com

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